Consent of Janney Montgomery Scott LLC

We hereby consent to the use of our opinion letter dated October 18, 2000 to the Board of Directors of Community Independent Bank, Inc. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Community Independent Bank, Inc. and National Penn Bancshares, Inc.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



JANNEY MONTGOMERY SCOTT LLC
October 18, 2000